Exhibit 99.1

Press Release

Albemarle announces election of new Board member

RICHMOND, Va.—December 19, 2005—Albemarle Corporation (NYSE: ALB) announced today the election of R. William “Bill” Ide, III to its Board of Directors. Ide will serve on the company’s Audit Committee as well as its Nominating and Governance Committee.

“Bill brings to the board a tremendous amount of experience in corporate governance, compliance and global strategy,” said William M. Gottwald, chairman of Albemarle. “Having a recognized leader in the field of corporate governance, compliance and global strategy on our board will further strengthen our performance in these critical areas and contribute to the ongoing development of a business model based on sustainable, global solutions.”

Ide currently is a partner at the national law firm, McKenna, Long & Aldridge, where he specializes in ethics, corporate governance, special investigations, strategic communications and crisis management. He currently serves as a member of the Board of Directors of AFC Enterprises, Inc., the East-West Institute, the Central Europe Eurasia Law Institute and Clark-Atlanta University.

Prior to his joining McKenna, Long & Aldridge, Ide served as Senior Vice President, General Counsel and Secretary of Monsanto Corporation. During his tenure at Monsanto, Ide also served as Executive Advisor and Key Strategist to Monsanto’s Chairman and CEO, playing a critical role in the transformation of Monsanto’s corporate focus and strategy. Ide is a senior fellow and co-founder of Emory University’s Directors Institute, a past President of the American Bar Association and former Counselor to the United States Olympic Committee.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of bromine, bromine derivatives, and other highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at http://www.albemarle.com.

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For more information:

Albemarle Corporation, Ms. Nicole Daniel, Investor Relations, +1 804 788 6096 or nicole.daniel@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia, USA

Tel: +1 804 788 6096